One Jake Brown Road Old Bridge, NJ 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter 2009 Results

Reports Fourth Consecutive Quarter of Sequential Sales Increase

OLD BRIDGE, NEW JERSEY, May 14, 2009 – Blonder Tongue Laboratories, Inc. (NYSE Amex: “BDR”) today announced its sales and results for the first quarter ended March 31, 2009.

Net sales increased $2,049,000, or 29.8%, to $8,933,000 for the first quarter 2009 from $6,884,000 for the first quarter 2008. The increase in sales for the period is primarily attributed to an increase in sales of analog headend products and digital products. For the first quarter 2009 and 2008, respectively, analog headend product sales were $4,120,000 and $3,111,000 and digital product sales were $2,344,000 and $963,000.

Earnings (loss) from continuing operations after income taxes was $393,000, or $0.06 per share, for the first quarter 2009 compared to $(516,000) or $(0.08) per share for the comparable period in 2008.

Earnings (loss) from discontinued operations was $66,000, or $0.01 per share, for the first quarter 2009 compared to $(428,000) or $(0.07) per share for the comparable period in 2008. The loss from discontinued operations in 2008 was the result of the previously announced decision by the Company to cease operations of its wholly-owned subsidiary, Hybrid Networks, LLC, and dispose of its assets.

Commenting on the first quarter 2009 results, James A. Luksch, Chief Executive Officer, said, “The solid performance in our first quarter 2009 demonstrates the continuation of a positive trend at Blonder Tongue. This performance was achieved in what is traditionally our weakest quarter. This quarter represents a significant improvement over the first quarter of 2008 and is the fourth consecutive quarter in which sales have surpassed the sales of the prior year’s corresponding quarter. Operating expenses are under control, cash flow remains positive, we have not drawn down on our line of credit, we paid down term debt by $559,000 and our gross margin is five (5) percentage points higher than in last year’s first quarter. We believe that our suite of products provide the ideal solutions for our customers and will result in continued growth as we broaden our market coverage. As stated in our last quarter’s release, while it is certainly difficult to predict the future, all indications are that Blonder Tongue’s positive trend should continue in 2009 despite the overall economic slowdown.”

Blonder Tongue Laboratories, Inc. provides professional solutions for content contribution, distribution and video delivery to the home or business, serving cable, broadcast, satellite, IPTV, institutional and professional video markets. With nearly 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of digital and core analog video solutions, as well as high speed data and telephony for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2008 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts: Eric Skolnik Chief Financial Officer eskolnik@blondertongue.com (732) 679-4000 James A. Luksch Chief Executive Officer jluksch@blondertongue.com (732) 679-4000

-MORE-

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per-share data)
	(unaudited)

	Three months ended
	March 31,
	2009	2008

Net sales	$8,933	$6,884
Gross profit	3,654	2,460
Earnings (loss) from operations	431	(405)
Earnings (loss) from continuing
operations	393	(516)
Earnings (loss) from discontinued	66	(428)
operations
Net earnings (loss)	$459	$(944)
Basic and diluted earnings (loss) per
share from continuing operations	$0.06	$(0.08)
Basic and diluted earnings (loss) per
share from discontinued operations	$0.01	$(0.07)
Basic and diluted net earnings (loss)
per share	$0.07	$(0.15)
Basic and diluted weighted average
shares outstanding:	6,191	6,222

Consolidated Summary Balance Sheets
(in thousands)

		March 31,	December 31,
		2009	2008
		(unaudited)

Current assets		$15,079	$16,040
Property, plant, and equipment, net		4,114	4,176
Total assets		26,118	27,042
Current liabilities		2,935	3,827
Long-term liabilities		3,223	3,779
Stockholders’ equity		19,960	19,436

Total liabilities and stockholders’ equity		$26,118	$27,042